Exhibit 99.1

APPROVED BY:
Linda Rubinstein
Vice President & Chief Financial Officer
Solexa, Inc.
510-670-9300

CONTACTS:
North American Media Contact:	Investor Contacts:
EVC Group, Inc.	EVC Group, Inc.
Steve DiMattia	Doug Sherk
646-277-8706	415-896-6818
sdimattia@evcgroup.com	dsherk@evcgroup.com
Jenifer Kirtland
European Media Contact:	415-896-2005
Northbank Communications	jkirtland@evcgroup.com
Sue Charles, CEO
+44 (0)20 7886 8152
s.charles@northbankcommunications.com

For Immediate Release
SOLEXA ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS
Provides Update on Early Access Program for Solexa Genome Analysis System
HAYWARD, Calif. and Cambridge, U.K. (August 14, 2006) — Solexa, Inc. (Nasdaq: SLXA) today announced its financial results for the quarter ended June 30, 2006. The Company also provided an update on the Early Access program for its first-generation Solexa Genome Analysis System.
“We began shipping the Solexa Genome Analysis system on schedule during the second quarter, marking the achievement of a major milestone,” said John West, chief executive officer of Solexa. “To date, we have placed multiple Early Access instrument systems in leading genome centers. We are pleased with the enthusiastic response we have received from our customers, including the decision by one customer, after working with the system for approximately one month, to take delivery of a second unit. We will invoice customers when we have met the Early Access product specifications, which we anticipate will occur later this year.
“Our Early Access program is designed to better prepare us for broad commercial launch of the Solexa Genome Analysis System,” added Mr. West. “We are gaining valuable customer feedback that we expect to use to further enhance our System’s performance and robustness, and we are honing our operations and field support activities. We continue to anticipate making the Solexa Genome Analysis System more broadly available this fall and are pleased with our growing order backlog”.
Other significant progress in Solexa’s preparations for full commercialization includes the hiring of key management positions in sales, manufacturing and genomics services operations, as well as entering into reagent supply arrangements with Invitrogen and New England Biolabs. Solexa remains focused on key activities necessary for broad commercial release of the product, including further refining the technical performance of the system ramping up instrument and consumable manufacturing capacity and building out field operations to provide sales and technical support.
Financial Results
Revenue for the quarter ended June 30, 2006 was $1.1 million, compared with $1.4 million for the quarter ended June 30, 2005. Revenue during the quarter was derived primarily from services fees generated from Solexa’s legacy MPSS™ technology and does not yet reflect any contribution from the Solexa Genome Analysis System, Solexa’s reversible-terminator chemistry and Clonal Single Molecule Array™ DNA sequencing platform. Solexa intends to discontinue performing MPSS services in 2006, and the decrease in revenues is primarily due to the wind-down of these activities. Other revenue in the second quarter of 2006 was related to a government grant.

Cost of service revenue for the 2006 second quarter was $917,000, compared with $1.7 million for the 2005 second quarter. The decrease reflects the wind-down of the MPSS services business, which resulted in a decrease in labor, materials and supply costs. In addition, in the three months ended June 30, 2006, the Company charged certain operating costs against a forward loss contingency for unprofitable MPSS contracts in its genomics services business; the reserve balance was $28,000 at June 30, 2006.
The Company incurred manufacturing start up costs of $724,000 during the 2006 second quarter as it began to ramp the manufacturing of its next-generation instrument system. This ramp is expected to continue through 2006. There were no manufacturing start up costs in the corresponding prior-year period. Research and development expenses for the 2006 second quarter were $5.5 million, compared with approximately $4.7 million during the corresponding quarter in 2005. The increase for the 2006 second quarter is due to increased spending on personnel and materials including the production and operation of multiple prototype instruments for use in research and development as well as stock-based compensation in conjunction with SFAS 123R. Sales, general and administrative expenses for the 2006 second quarter were $4.8 million, compared with approximately $4.1 million during the corresponding quarter in 2005. The increase for the 2006 quarter is due to increased spending on personnel, professional fees and stock-based compensation in conjunction with SFAS 123R.
Solexa recognized an income tax benefit attributable to a U.K. research and development tax credit of approximately $438,000 for the 2006 second quarter. The Company did not report an income tax benefit for the 2005 second quarter.
The net loss attributable to common shareholders for the 2006 second quarter was $9.8 million, or $0.27 per share, which included stock-based compensation of $952,000, or $0.03 per share, in conjunction with SFAS 123R. The net loss for the 2005 second quarter was $9.4 million, or $0.48 per share.
Solexa’s reported results of operations for the six months ended June 30, 2005 reflect those of Solexa Limited, to which the operations of Lynx Therapeutics, Inc. have been added following March 4, 2005, the date of the consummation of the business combination between Solexa Limited and Lynx. For the six months ended June 30, 2006, revenue was $1.9 million, compared with $2.0 million for the six months ended June 30, 2005. Total operating costs and expenses for the first six months of 2006 were $23.0 million, compared with $16.7 million for first six months of 2005. The net loss attributable to common shareholders was $19.1 million for the first six months of 2006, or $0.53 per share, which included stock-based compensation of $1.8 million, or $0.05 per share, in conjunction with SFAS 123R. The net loss attributable to common shareholders for the six months ended June 30, 2005 was $15.2 million, or $1.19 per share.
As of June 30, 2006, Solexa reported cash and cash equivalents of $58.0 million, compared with $38.4 million on December 31, 2005. In January 2006, Solexa completed a private placement of common stock and warrants for gross proceeds of $40 million.
Second Quarter and Recent Highlights
Preparation for Broad Release
In preparation for the broader commercialization of the Solexa Genome Analysis System expected during the 2006 fourth quarter, Solexa strengthened its leadership with the following appointments:

•	Richard Lussier was appointed as vice president, sales and field operations. Mr. Lussier, a 20-year industry veteran, is responsible for building and managing Solexa’s field organization, including sales, field application support and field service. His experience includes management positions at Applied Biosystems, Celera Genomics and Fluidigm.

•	Brock Siegel was appointed as chief operating officer. Dr. Siegel is responsible for all manufacturing operations, including supply chain management and product distribution, for the Solexa Genome Analysis System and related consumables. He brings 26 years of industry experience, including the past 15 years at Applied Biosystems.

•	Frank Oaks was appointed as vice president, DNA sequencing services. Dr. Oaks is responsible for Solexa’s genomics services operation, which offers sequencing, gene expression and small RNA discovery services. He most recently was with Applied Biosystems.
In addition, Solexa implemented OEM supply arrangements with leading life science companies Invitrogen and New England Biolabs to secure commercial-scale production of key enzymes and other reagents for the Solexa Genome Analysis System.
Other Highlights
•	Joseph Whitters joined Solexa’s board of directors. Mr. Whitters has nearly 20 years of experience in the healthcare industry, including serving for nearly two decades as chief financial officer at First Health Group Corporation. Mr. Whitters was deeply involved with a broad spectrum of First Health’s financial activities, including mergers and acquisitions, new ventures and Sarbanes-Oxley compliance.

•	Solexa was added to the NASDAQ Biotechnology Index® and Russell 3000® Index.
Conference Call
Solexa has scheduled a conference call for 5:00 p.m. Eastern Time (2:00 p.m. PT) today to discuss the Company’s financial results for the second quarter. To access the conference call, please dial (800) 218-8862. International participants can call +1 (303) 262-2130. The call will also be webcast live on the web at www.solexa.com. An audio replay of the call will be available for 48 hours following the call at (800) 405-2236 for domestic callers or +1 (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11067697#. An audio archive will also be available at www.solexa.com.
About Solexa
Solexa, Inc. is developing and commercializing the Solexa Genome Analysis System, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate over a billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development, the commercial introduction of the Company’s novel genetic analysis technology, the expansion and success of Solexa’s commercial application of its genomics technologies and scientific utility and demonstrations of Solexa’s technology, including the sequencing of a human genome. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended June 30, 2006. Solexa does not undertake any obligation to update forward-looking statements.
[Tables to follow]

Solexa, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Service revenue	$963	$1,399	$1,731	$2,004
Other revenue	134	—	134	—

Total revenue	1,097	1,399	1,865	2,004

Operating costs and expenses:
Cost of service revenue	917	1,738	1,828	2,278
Manufacturing startup costs	724	—	724	—
Research and development	5,485	4,653	11,818	7,646
Sales, general and administrative	4,797	4,130	8,614	6,463
Restructuring charge	—	333	—	333

Total operating costs and expenses	11,923	10,854	22,984	16,720

Loss from operations	(10,826)	(9,455)	(21,119)	(14,716)
Interest income	699	91	1,354	227
Interest expense	(161)	(432)	(317)	(564)
Other income (expense), net	—	(4)	—	(7)
Gain (loss) on foreign exchange	67	415	117	415

Loss from operations	(10,221)	(9,385)	(19,965)	(14,645)
Income tax benefit related to research and development tax credit	(438)	—	(849)	—

Net loss	(9,783)	(9,385)	(19,116)	(14,645)
Dividends to ‘A’ ordinary and ‘B’ preferred shares	—	—	—	(522)

Net loss attributable to common shareholders	$(9,783)	$(9,385)	$(19,116)	$(15,167)

Basic and diluted net loss per common share	$(0.27)	$(0.48)	$(0.53)	$(1.19)

Weighted average shares used to compute basic and diluted net loss per share	36,491	19,354	35,806	12,717

Solexa, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$58,085	$38,403
Accounts receivable	377	539
Inventory	2,262	754
Other current assets	4,453	2,422

Total current assets	65,177	42,118
Property and equipment, net	4,636	4,378
Intangible assets, net	3,338	3,510
Goodwill	22,529	22,529
Other non-current assets	470	482

Total assets	$96,150	$73,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,940	$2,235
Accrued compensation	3,177	2,067
Accrued professional fees	893	705
Equipment financing, current portion	30	31
Forward loss contingency	28	1,028
Deferred revenue — current portion	727	1,518
Deferred rent and lease obligations	929	801
Other accrued liabilities	301	529

Total current liabilities	9,025	8,914

Deferred revenues, net of current portion	2,213	1,905
Equipment financing, net of current portion	30	44
Deferred rent and lease obligations, net of current portion	1,885	2,381

Stockholders’ equity:
Preferred stock	—	—
Common stock	365	300
Additional paid-in capital	150,574	109,575
Deferred compensation	—	(326)
Accumulated other comprehensive income	3,014	2,064
Accumulated deficit	(70,956)	(51,840)

Total stockholders’ equity	82,997	59,773

Total liabilities and stockholders’ equity	$96,150	$73,017

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